Exhibit 10.1

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

by and among

BERRY GLOBAL GROUP, INC.,

TREASURE HOLDCO, INC.,

and

GLATFELTER CORPORATION

Dated as of February 6, 2024

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of February 6, 2024, by and among BERRY GLOBAL GROUP, INC., a Delaware corporation (“Remainco”), TREASURE HOLDCO, INC., a Delaware corporation and a wholly owned indirect Subsidiary of Remainco (“Spinco”), and GLATFELTER CORPORATION, a Pennsylvania corporation (“RMT Partner”). Each of Remainco, Spinco and RMT Partner is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Remainco, acting through itself, its direct wholly-owned Subsidiary, Berry Global, Inc., a Delaware corporation, and other direct and indirect Subsidiaries, currently conducts the Remainco Business and the Spinco Business;

WHEREAS, Remainco intends to separate the Spinco Business from the Remainco Business subject to the conditions set forth in the Separation and Distribution Agreement, dated as of the date hereof, by and among Remainco, Spinco and RMT Partner (the “Separation Agreement”) and the other Transaction Documents;

WHEREAS, immediately following the Spinco Distribution and pursuant to the RMT Transaction Agreement, Spinco shall be merged with and into First Merger Sub, with Spinco as the surviving corporation, and then immediately thereafter, Spinco will merge with and into Second Merger Sub, with Second Merger Sub being the surviving limited liablity company and wholly owned Subsidiary of RMT Partner, all upon the terms and subject to the conditions set forth in the RMT Transaction Agreement; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and the RMT Transaction Agreement, the Parties wish to enter into this Agreement in respect of certain employee matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1      Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accrued Vacation” shall have the meaning set forth in Section 7.5.

“Affiliate” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Benefit Plan” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Closing” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Closing Date” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.

“Code” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Continuation Period” shall have the meaning set forth in Section 3.4(a).

“Deferred Compensation Plan” shall have the meaning set forth in Section 6.1.

“DOL” means the U.S. Department of Labor.

“Employee Representative Body” means any trade union, labor organization, works council, or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any employees.

“Equity Compensation” means, collectively, the Remainco DER Awards, Remainco Option Awards, Remainco PSU Awards, Remainco RSU Awards, RMT Partner DER Awards, RMT Partner Option Awards, RMT Partner PSU Awards and RMT Partner RSU Awards.

“ERISA” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Excluded Employees” means employees currently employed by the Spinco Group who do not provide substantial services relating to the Spinco Business as of immediately prior to the Spinco Distribution Date.

“First Merger Sub” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Former Remainco Employees” means any individual who, as of immediately prior to the Spinco Distribution Date is a former employee of Remainco or the Remainco Group, or any of their respective predecessors or former Affiliates and who, upon his or her last termination of employment with all members of the Remainco Group and their respective predecessors or former Affiliates (a) was identified in the system then of record as an employee of an entity with a business identifier attributable as of the date hereof to the Remainco Business or (b) otherwise upon such termination of employment was primarily dedicated to the Remainco Business as evidenced by the records of Remainco or Remainco Group.

“Former Spinco Employee” means any individual who, as of immediately prior to the Spinco Distribution Date is a former employee of Remainco, Spinco or a member of their respective Groups, or any of their respective predecessors or former Affiliates and who, upon his or her last termination of employment with all members of the Spinco Group and Remainco Group and their respective predecessors or former Affiliates (a) was identified in the system then of record as an employee of an entity with a business identifier attributable as of the date hereof to the Spinco Business or (b) otherwise upon such termination of employment was primarily dedicated to the Spinco Business as evidenced by the records of Remainco, Spinco or their respective Groups.

“Governmental Entity” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Group” shall have the meaning ascribed to it in the Separation Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

"Inactive Employee” means any Spinco Employee who is on an approved leave of absence from work (which shall, for the avoidance of doubt, exclude anyone who is on paid vacation or other similar paid time off) as of the Separation and Spinco Distribution Date, as set forth on Section 6.8(h) of the Spinco Disclosure Letter.

“Incentive Letters” means those certain letters issued to certain Remainco Employees and Spinco Employees, as set forth on Section 6.8(c) and Section 8.1(vi) of the Spinco Disclosure Letter, in connection with the Transactions detailing each such employee’s leadership incentive package approved by Remainco and offered to each such employee in an effort to support the successful Closing of the Transactions and/or post-Closing operations.

“Information” shall have the meaning ascribed to it in the Separation Agreement.

“IRS” shall have the meaning assigned to it in the RMT Transaction Agreement.

“Laws” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Liabilities” shall have the meaning ascribed to it in the Separation Agreement.

“Merger Sub” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“NYSE” shall have the meaning assigned to it in the RMT Transaction Agreement.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Person” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Remainco” shall have the meaning set forth in the Preamble.

“Remainco Benefit Plan” means any employee benefit plan that would be a Benefit Plan except that it is sponsored, maintained, contributed to or required to be sponsored, maintained, or contributed to by Remainco or any member of the Remainco Group.

“Remainco Business” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Common Stock” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Remainco DER Award” means a unit representing a general unsecured promise by Remainco to deliver a cash payment, upon satisfaction of a vesting requirement with respect to a Remainco Option.

“Remainco Employee” means an employee of a member of the Remainco Group, other than a Spinco Employee.

“Remainco Flexible Spending Accounts Plan” shall have the meaning set forth in Section 7.2.

“Remainco Group” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Health & Welfare Plans” shall have the meaning set forth in Section 7.1(a).

“Remainco Option Award” means an option to purchase shares of Remainco Common Stock.

“Remainco Participant” means any individual who, immediately following the Spinco Distribution Date, is a Remainco Employee, a Former Remainco Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“Remainco Pension Plan” shall have the meaning set forth in Section 4.1.

“Remainco PSU Award” means an award of units representing a general unsecured promise by Remainco to deliver a share of Remainco Common Stock (or the cash equivalent of a share of Common Stock), upon the satisfaction of a performance-based vesting requirement.

“Remainco RSU Award” means an award of units representing a general unsecured promise by Remainco to deliver a share of Remainco Common Stock (or the cash equivalent of Remainco Common Stock), upon the satisfaction of a vesting requirement (other than a performance based vesting requirement).

“Remainco Share Plans” means, collectively, the Berry Global Group, Inc. 2012 Long-Term Incentive Plan, as amended, the Amended and Restated 2015 Berry Global Group, Inc. Long-Term Incentive Plan, the Berry Global Group, Inc. 2022 Dividend Equivalent Rights Plan, and any other equity incentive compensation plan or arrangement maintained by Remainco as of immediately before the Spinco Distribution.

“Remainco U.S. Savings Plan” shall have the meaning set forth in Section 5.1.

“RMT Partner” shall have the meaning set forth in the Preamble.

“RMT Partner Common Stock” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“RMT Partner DER Award” means a unit representing a general unsecured promise by RMT Partner to deliver a cash payment, upon satisfaction of a vesting requirement with respect to a RMT Partner Option.

“RMT Partner Equity Adjustment Ratio” means a number, (a) the numerator of which is the volume-weighted average price of a share of Remainco Common Stock on NYSE trading on the “regular way” basis (inclusive of Spinco value) on NYSE for each of the ten (10) trading days ending on the last trading day preceding the Spinco Distribution Date, and (b) the denominator of which is the volume-weighted average of a share of RMT Partner Common Stock on NYSE trading on the “regular way” basis (inclusive of Spinco value) on NYSE for each of the ten (10) trading days starting on the first trading day following the Closing Date.

“RMT Partner Option Award” means an option to purchase shares of RMT Partner Common Stock.

“RMT Partner PSU Award” means an award of units representing a general unsecured promise by RMT Partner to deliver a share of RMT Partner Common Stock (or the cash equivalent of a share of RMT Partner Common Stock), upon the satisfaction of a performance-based vesting requirement.

“RMT Partner RSU Award” means a unit representing a general unsecured promise by RMT Partner to deliver a share of RMT Partner Common Stock (or the cash equivalent of either), upon the satisfaction of a vesting requirement (other than a performance based vesting requirement).

“RMT Partner Share Plan” means, collectively, the Glatfelter Corporation 2022 Long-Term Incentive Plan, and any other equity incentive compensation plan or arrangement maintained by RMT Partner as of immediately before the Spinco Distribution.

“RMT Transaction Agreement” means that certain RMT Transaction Agreement by and among Remainco, Spinco, RMT Partner, and Merger Sub, dated the date hereof, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Second Merger Sub” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Separation” shall have the meaning ascribed to it in the Separation Agreement.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Spinco” shall have the meaning set forth in the Preamble.

“Spinco Benefit Plan” means any Benefit Plan sponsored or maintained by Spinco or any member of the Spinco Group that is in place immediately prior to the Spinco Distribution.

“Spinco Business” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Spinco Disclosure Letter” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Spinco Distribution” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Distribution Date” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Employee” means, collectively, each employee of the Spinco Group as of the Spinco Distribution Date, including any Inactive Employee; provided that, for the avoidance of doubt, Spinco Employee shall not include any Excluded Employees and/or any Former Spinco Employees.

“Spinco Entity” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Spinco Flexible Spending Accounts Plan” shall have the meaning set forth in Section 7.2.

“Spinco Group” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Health & Welfare Plans” shall have the meaning set forth in Section 7.1(a).

“Spinco Labor Agreement” means any agreement with any Employee Representative Body to which Remainco or a member of the Remainco Group, or Spinco or a member of the Spinco Group, is a party or bound that pertains to any Spinco Employees and will continue to apply to the Spinco Employees as a matter of Law following both the Separation and Spinco Distribution Date.

“Spinco Participant” means any individual who, immediately following the Spinco Distribution Date, is a Spinco Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“Spinco U.S. Savings Plan” shall have the meaning set forth in Section 5.1.

“Subsidiary” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Tax” shall have the meaning ascribed to it in the Tax Matters Agreement.

“Tax Matters Agreement” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Transaction Documents” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Transactions” shall have the meaning ascribed to it in the RMT Transaction Agreement.

“Transition Services Agreement” shall have the meaning ascribed to it in the RMT Transaction Agreement.

ARTICLE II
IN-SCOPE EMPLOYEES

Section 2.1      In-Scope Employees. The Parties intend that there shall be continuity of employment with respect to the Spinco Employees as set forth below. Each Spinco Employee shall continue to be employed by the Spinco Group on and after the Spinco Distribution Date.

Section 2.2      Certain Cooperation. It is acknowledged that an immaterial number of employees who are currently classified as either Remainco Employees or Spinco Employees provide services for both the Spinco Business and the Remainco Business, and that these employees may need to redistributed between Remainco and Spinco, as applicable, following the Spinco Distribution Date to satisfy prevailing business needs. The Parties agree to cooperate and redistribute such employees as necessary (such agreement not to be unreasonably withheld, conditioned or delayed). As of the effective date of each such transfer of employment, the Remainco Employee or the Spinco Employee, as applicable, shall be reclassified as a Remainco Employee or a Spinco Employee, as applicable.

ARTICLE III
GENERAL PRINCIPLES

Section 3.1      Assumption and Retention of Liabilities; Related Assets.

(a)            As of the Spinco Distribution Date, except as otherwise expressly provided for in this Agreement, Spinco shall, or shall cause one or more members of the Spinco Group to, assume or retain and Spinco hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Spinco Benefit Plans, (ii) all Liabilities with respect to the employment, retirement, service, termination of employment or termination of service of all Spinco Employees , their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Spinco Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the Spinco Group), to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Spinco Group, and (iii) any other Liabilities expressly assumed by or retained by Spinco or any of its Subsidiaries under this Agreement, including, without limitation, Liabilities assumed pursuant to Articles V and VI of this Agreement. For the avoidance of doubt, all Spinco Benefit Plans (including Spinco Benefit Plans not specifically addressed in this Agreement) shall continue to be Spinco Benefit Plans following the Spinco Distribution Date and shall remain obligations of Spinco.

(b)            As of the Spinco Distribution Date, except as otherwise expressly provided for in this Agreement, Remainco shall, or shall cause one or more members of the Remainco Group to, assume or retain and Remainco hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Remainco Benefit Plans, (ii) all Liabilities with respect to the employment, service, retirement, termination of employment or termination of service of all Remainco Employees, Former Remainco Employees, Former Spinco Employees, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Remainco Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the Remainco Group), (iii) all Liabilities with respect to employment, service, retirement, termination of employment or termination of service of all Spinco Employees arising out of or resulting from the transfer of such Spinco Employees to the Spinco Group and (iv) any other Liabilities expressly assumed or retained by Remainco or any of its Subsidiaries under this Agreement.

 Section 3.2     Spinco Participation in Remainco Benefit Plans. Except as otherwise provided in the Transition Services Agreement for continued post-closing participation or as expressly provided for in this Agreement, effective as of the Spinco Distribution Date, each Spinco Participant shall cease to be an active participant in any Remainco Benefit Plan, and Remainco and Spinco shall take all necessary action to effectuate each such cessation.

Section 3.3      Service Recognition. Spinco shall give each Spinco Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any Spinco Benefit Plan for such Spinco Participant’s service with any member of the Remainco Group or Spinco Group prior to the Spinco Distribution Date to the same extent such service was recognized by the corresponding Remainco Benefit Plans immediately prior to the Spinco Distribution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

Section 3.4      Post-Distribution Compensation and Benefit Matters.

(a)           Compensation, Benefits. Except as provided in Section 3.4(d) of this Agreement, for the period commencing on the Spinco Distribution Date until December 31, 2025 (or any longer period as may be required by Law) or if shorter, during the period of employment (the “Continuation Period”), Spinco shall, or shall cause the applicable member of the Spinco Group to, provide each Spinco Employee with:

(i)            base salary or base wage that is no less favorable than the base salary or base wage such Spinco Employee received immediately prior to the Spinco Distribution Date; provided that in no event shall such Continuation Period be less than one year with respect to such base salary or base wage;

(ii)           target annual cash bonus opportunities no less favorable than the target annual cash bonus opportunities such Spinco Employee received immediately prior to the Spinco Distribution Date; provided that in no event shall such Continuation Period be less than one year with respect to such target annual cash bonus opportunities;

(iii)          target long-term incentive compensation opportunities (which, for the avoidance of doubt, may be delivered to Spinco Employees in the form of cash awards and/or cash compensation opportunity) that are, in the aggregate, substantially similar to those such Spinco Employees received immediately prior to the Spinco Distribution Date pursuant to those Benefit Plans set forth in Section 6.8(a) of the Spinco Disclosure Letter; provided, that in no event shall such Continuation Period be less than one year with respect to such target long-term incentive compensation opportunities; and

(iv)          employee benefits that, in the aggregate, are substantially similar to those such Spinco Employees received immediately prior to the Spinco Distribution Date pursuant to those Benefit Plans set forth in Section 6.8(a) of the Spinco Disclosure Letter (without regard to any defined benefit pension plan benefit, equity and equity-based compensation, nonqualified deferred compensation plan, long-term incentive compensation, retiree medical or post-employment health and welfare benefit, retention bonus, change in control bonus, arrangement for the payment of COBRA coverage and any special or non-recurring payments or bonuses); provided further, that Spinco shall credit each Spinco Employee with all years of service for which such Spinco Employee was credited before the Spinco Distribution Date under any comparable Spinco Benefit Plan for purposes of eligibility to participate, vesting and benefit accrual, except to the extent such credit would result in a duplication of benefits.

(b)           Accrued Bonuses/Commissions. Remainco shall honor all obligations under the annual bonus and commission plans or programs with respect to which Spinco Employees participate for the fiscal year in which the Closing Date occurs and Remainco shall pay such bonuses or commissions in the amounts and the times required by such plans or programs.

(c)           Severance. Without limiting subsection (a) above, and except as provided in Section 3.4(d) of this Agreement, for the Continuation Period (or any longer period as may be required by Law), Spinco shall, or shall cause the applicable member of the Spinco Group, to provide each Spinco Employee whose employment terminates in such period with severance benefits no less favorable than the severance benefits that would have been provided to such Spinco Employee in connection with a qualifying termination prior to the Spinco Distribution Date while such Spinco Employee was employed by the Remainco Group.

(d)           Labor Agreements. Notwithstanding, and without limiting, the foregoing, Spinco shall, or shall cause the applicable member of the Spinco Group, to provide compensation and benefits to each Spinco Participant covered by a Spinco Labor Agreement in accordance with the applicable Spinco Labor Agreement and applicable Law, and Sections 3.4(a), 3.4(b) and 3.4(c) of this Agreement shall not apply to such employees.

(e)           Preservation of Right to Amend or Terminate Plans. Except as otherwise expressly provided in this Agreement or the RMT Transaction Agreement, (i) no provision of this Agreement shall be construed as a limitation on the right of Spinco or RMT Partner to amend any Benefit Plan or terminate its sponsorship thereof or participation therein that Spinco or RMT Partner, or any Affiliate thereof, would otherwise have under the terms of such Benefit Plan or otherwise, (ii) no provision of this Agreement shall be construed as a limitation on the right of Remainco to amend any Remainco Benefit Plan or terminate its sponsorship thereof or participation therein that Remainco, or any of its Affiliates, would otherwise have under the terms of such Remainco Benefit Plan or otherwise, and (iii) no provision of this Agreement shall be construed to create a right in any Spinco Participant under a Benefit Plan or Remainco Benefit Plan that such person would not otherwise have under the terms of the Benefit Plan or Remainco Benefit Plan.

ARTICLE IV
QUALIFIED DEFINED BENEFIT PLANS

Section 4.1      Remainco Defined Benefit Plan. From and after the Spinco Distribution Date, Remainco shall retain all assets and Liabilities for the benefits payable to the Spinco Participants under the Berry Global, Inc. Defined Benefit Pension Plan (the “Remainco Pension Plan”). Each Spinco Participant shall continue to have such rights, privileges and obligations under the Remainco Pension Plan as is provided thereunder following the Spinco Distribution Date.

Section 4.2      Non-U.S. Defined Benefit Plans. With respect to each Spinco Benefit Plan or Remainco Benefit Plan that is a material defined benefit pension plan and is maintained in, or is contributed to, in respect of Spinco Employees who are principally employed in any jurisdiction outside of the United States (each, a “Non-U.S. Pension Plan)”, the pension liabilities and funding status of each Non-U.S. Pension Plan have been provided to RMT Partner as of the date hereof and are fairly and accurately stated in Remainco’s financial statements. Prior to the Spinco Distribution Date, Remainco will cooperate in good faith to provide updated financials and other back-up information reasonably necessary as required by RMT Partner or its qualified actuary to confirm the accuracy of the pension liabilities and funding status of each Non-U.S. Pension Plan (such provision not to be unreasonably withheld, conditioned or delayed).

ARTICLE V
U.S. QUALIFIED DEFINED CONTRIBUTION PLAN

Section 5.1      Remainco 401(k) Plan. Prior to the Spinco Distribution Date, Remainco shall (i) cause the trustee of the Berry Global Employees 401(k) Retirement Plan (the “Remainco U.S. Savings Plan”) to segregate the assets of such Remainco U.S. Savings Plan representing the full account balances of Spinco Participants as of the Closing Date, and (ii) make all necessary amendments to the Remainco U.S. Savings Plan and related trust agreement to provide for such segregation of assets and the transfer of assets as described below. As of the Spinco Distribution Date, Spinco shall, or shall cause the applicable members of the Spinco Group to, establish an individual account plan or individual account plans and associated trusts for the benefit of Spinco Participants (the “Spinco U.S. Savings Plan”). Spinco shall reimburse Remainco for costs incurred by Remainco with respect to establishing the Spinco U.S. Savings Plan, except to the extent that such reimbursement would result in duplicate payments by Spinco. As soon as practicable (but no later than 90 days) following the issuance of indemnities satisfactory to Remainco and Spinco, Remainco shall cause the trustee of the Remainco U.S. Savings Plan to transfer in the form of cash (or promissory notes representing outstanding loans of the Spinco Participants) the full account balances of the Spinco Participants under the Remainco U.S. Savings Plan (which account balances will have been credited with appropriate earnings attributable to the period from the Spinco Distribution Date to the date of transfer described herein), reduced by any necessary benefit or withdrawal payments to or in respect of Spinco Participants occurring during the period from the Spinco Distribution Date to the date of transfer described herein, to the appropriate trustee as designated by Spinco or the applicable members of the Spinco Group under the trust agreement forming a part of the Spinco U.S. Savings Plan; provided, however, such transferred amounts shall only be transferred in accordance with Section 414(l) of the Code and all other applicable Law. In consideration for the transfer of assets described herein, Spinco shall, or shall cause the applicable members of the Spinco Group, effective as of the date of transfer described herein, to assume all of the obligations of Remainco or the Remainco U.S. Savings Plan in respect of the account balances accumulated by Spinco Participants under the Remainco U.S. Savings Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) on or prior to the Spinco Distribution Date.

ARTICLE VI
NONQUALIFIED Deferred Compensation PLANS

Section 6.1      Deferred Compensation Plan. Each Spinco Participant who immediately prior to the Spinco Distribution Date was a participant in, or entitled to future benefits under, the Berry Global Deferred Compensation Plan (the “Deferred Compensation Plan”) shall continue to have such rights, privileges and obligations under the Deferred Compensation Plan as is provided thereunder following the Spinco Distribution Date. Remainco shall retain all Liabilities associated with the accounts of each Spinco Participant under the Deferred Compensation Plan as of immediately prior to the Spinco Distribution Date.

ARTICLE VII
U.S. HEALTH AND WELFARE PLANS

Section 7.1      Spinco Health and Welfare Plans.

(a)           Establishment of the Spinco Health & Welfare Plans. Remainco or one or more of its Subsidiaries maintains health and welfare plans substantially similar to the health and welfare plans described in Section 6.8(a) of the Spinco Disclosure Letter (the “Remainco Health & Welfare Plans”) for the benefit of eligible Spinco Participants and Remainco Participants. Effective as of the Spinco Distribution Date, Spinco shall adopt health and welfare plans for the benefit of eligible Spinco Participants (collectively, the “Spinco Health & Welfare Plans”) substantially similar to the Remainco Health & Welfare Plans.

(b)           Disability. With respect to each Inactive Employee who is receiving disability benefits under a Remainco Health & Welfare Plan immediately prior to the Spinco Distribution Date, the Parties agree to cooperate in good faith to take all actions reasonably necessary or appropriate to ensure continuity in such disability benefit coverage for each Inactive Employee until such Inactive Employee returns to work and commences employment with the Spinco Group, which may include, but is not limited to, providing a continuation of coverage under the applicable Remainco Health & Welfare Plan during such period.

(c)           Terms of Participation in Spinco Health & Welfare Plans. Spinco shall use commercially reasonable efforts to cause all Spinco Health & Welfare Plans, if applicable, to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Spinco Participants, other than limitations that were in effect with respect to Spinco Participants immediately prior to the Spinco Distribution Date, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Spinco Participant immediately prior to the Spinco Distribution Date to the extent such Spinco Participant had satisfied any similar limitation under the analogous Remainco Health & Welfare Plan, and (iii) credit each Spinco Participant, for the plan year in which the Spinco Distribution occurs, with the amount of any co-insurance, deductibles and out-of-pocket requirements or maximums such Spinco Participant paid prior to the Spinco Distribution Date during such plan year.

Section 7.2      Flexible Spending Accounts Plan. As of the Spinco Distribution Date, Spinco shall establish a flexible spending accounts plan (the “Spinco Flexible Spending Accounts Plan”) with features that are comparable to those contained in the flexible spending account plan maintained by Remainco for the benefit of Spinco Participants immediately prior to the Spinco Distribution Date (the “Remainco Flexible Spending Accounts Plan”). As of the Spinco Distribution Date, Spinco shall be responsible for administering all previously unsubmitted reimbursement claims of Spinco Participants under the Spinco Flexible Spending Accounts Plan with respect to the calendar year in which the Spinco Distribution Date occurs. If the aggregate contributions to the Remainco Flexible Spending Accounts Plan made by Spinco Participants prior to the Spinco Distribution Date for the plan year in which the Spinco Distribution Date occurs is over the aggregate reimbursement payouts made to Spinco Participants prior to the Spinco Distribution Date for such plan year, then (i) Remainco shall make a payment equal to the value of such excess to Spinco by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Spinco Distribution Date and (ii) Spinco shall cause such amounts to be credited to each such Spinco Participant’s account under the Spinco Flexible Spending Accounts Plan. In connection with such transfer, Spinco shall deem that such employees’ deferral elections made under the Remainco Flexible Spending Accounts Plan for the plan year in which the Spinco Distribution Date occurs shall continue in effect under the Spinco Flexible Spending Accounts Plan for the remainder of the plan year in which the Spinco Distribution Date occurs. If the aggregate reimbursement payouts made to Spinco Participants from the Remainco Flexible Spending Accounts Plan prior to the Spinco Distribution Date for the plan year in which the Spinco Distribution Date occurs exceed the aggregate accumulated contributions made by the Spinco Participants to such plan prior to the Spinco Distribution Date for such plan year, then (i) Spinco shall make a payment equal to the value of such excess to Remainco by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Spinco Distribution Date and (ii) Spinco shall cause such amounts to be debited from each such Spinco Participant’s account under the Spinco Flexible Spending Accounts Plan.

Section 7.3      COBRA and HIPAA. Spinco shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Spinco Health & Welfare Plans, with respect to any Spinco Participant who incurs a qualifying event or loss of coverage under the Spinco Health & Welfare Plans on or after the Spinco Distribution Date. Remainco shall retain responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Spinco Participants who, as of the day prior to the Spinco Distribution Date, were covered under a Remainco Health & Welfare Plan pursuant to COBRA or who had incurred a COBRA “qualifying event” and were eligible to elect COBRA under a Remainco Health & Welfare Plan. The Parties hereto agree that neither the Separation nor any transfers of employment directly from the Remainco Group to the Spinco Group that occur before the Spinco Distribution Date shall constitute a COBRA “qualifying event”.

Section 7.4      Liabilities.

(a)            Health & Welfare. Except as expressly provided in this Agreement, Remainco shall retain all Liabilities under any Remainco Health & Welfare Plans that are not, after the Spinco Distribution Date, sponsored or maintained by Spinco or a member of the Spinco Group, including Liabilities arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) (other than severance pay plans) maintained by an entity other than Spinco or a member of the Spinco Group for the benefit of Spinco Participants under each such plan or similar arrangement to the extent that such Liabilities relate to claims which have been incurred on or prior to the Spinco Distribution Date. For the avoidance of doubt, Spinco shall be responsible for all Liabilities, whenever incurred, under any employee benefit or compensation plan, program, policy or arrangement that is sponsored or maintained by Spinco or a member of the Spinco Group.

(b)           Workers’ Compensation. Spinco shall assume all Liabilities of Remainco, with respect to each Spinco Participant, arising under any workers’ compensation laws relating to accidents or occupational diseases that occurred on, before or after the Spinco Distribution Date, except that Remainco shall retain responsibility for any and all claims that relate to events occurring prior to the Spinco Distribution Date that are covered under an applicable Remainco workers’ compensation insurance policy, including, without limitation, any such policies issued by a captive insurer.

(c)           Incurred Claim Definition. For purposes of this Section 7.4, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services or provision of supplies giving rise to such claim or Liability; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iv) with respect to a period of continuous hospitalization (or any medical or other service or supply performed or provided during the period of continuous hospitalization), upon the date of admission to the hospital.

Section 7.5      Time-Off Benefits. Spinco shall retain all Liabilities for earned but unused vacation time, sick time and other time-off benefits of the Spinco Participants (“Accrued Vacation”) through the Spinco Distribution Date. During the Continuation Period, Spinco shall not take away from any Spinco Employee any such Accrued Vacation to the extent such Accrued Vacation was not subject to forfeiture in accordance with the terms and conditions of the applicable vacation policy of any member of the Remainco Group or the Spinco Group pursuant to which it was earned as in effect on the date hereof.

ARTICLE VIII
EQUITY COMPENSATION

Section 8.1      Equity Compensation. The Parties, including through instructions with their respective administrators and recordkeepers, shall use commercially reasonable efforts and shall cooperate in good faith to take all actions reasonably necessary or appropriate for the adjustment of the Equity Compensation under the Remainco Share Plans, for the issuance of the Equity Compensation under the RMT Partner Share Plans, and to coordinate the tax treatment of such Equity Compensation as set forth in this Article VIII, in connection with the Spinco Distribution and all in a manner consistent Code Sections 409A and 424, as applicable, and the provisions of this Article VIII.

Section 8.2      Replacement of Remainco Equity Awards with RMT Partner Equity Awards.

(a)           Remainco RSU Awards Held By Spinco Employees as of Signing. Upon the Closing, each Remainco RSU Award held by a Spinco Employee, other than Remainco RSU Awards held by Spinco Employees identified on Exhibit A to this Agreement, that was granted prior to the date hereof and is outstanding (whether vested or unvested) as of the Closing shall be cancelled as of the Closing and replaced with a RMT Partner RSU Award granted to the Spinco Employee by RMT Partner immediately following the Closing. The number of shares of RMT Partner Common Stock to which such RMT Partner RSU Award relates shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (i) the number of shares of Remainco Common Stock to which the corresponding Remainco RSU Award related immediately prior to the Closing by (ii) the RMT Partner Equity Adjustment Ratio, and the RMT Partner RSU Award shall otherwise be subject to the same terms and conditions as the terms and conditions applicable to the corresponding Remainco RSU Award immediately prior to the Closing.

(b)           Remainco Stock Option Awards Held By Spinco Employees as of Signing. Upon or following the Closing, each Remainco Option Award held by a Spinco Employee, other than Remainco Option Awards held by Spinco Employees identified on Exhibit A to this Agreement, that was granted prior to the date hereof and is outstanding as of the Closing shall be replaced with a RMT Partner Option Award denominated in RMT Partner Common Stock having an exercise price and value, in each case on the date of grant, as determined in a manner which complies with Code Sections 424 and 409A, as applicable, provided that the number of shares of RMT Partner Common Stock subject to the RMT Partner Option Award granted to the Spinco Employee shall result in the same economic benefit to such employee as each Remainco Option Award held by the Spinco Employee immediately before the substitution of the RMT Partner Option Award for the Remainco Option Award. The RMT Partner Option Award shall otherwise be subject to the same terms and conditions as the terms and conditions applicable to the corresponding Remainco Option Award immediately prior to the Closing.

(c)           Remainco DER Awards Held By Spinco Employees as of Signing. Upon the Closing, each unvested Remainco DER Award held by a Spinco Employee, other than an unvested Remainco DER Award held by Spinco Employees identified on Exhibit A to this Agreement, that was granted prior to the date hereof and is outstanding as of the Closing shall be cancelled as of the Closing and replaced with a RMT Partner DER Award granted to the Spinco Employee by RMT Partner immediately following the Closing. The number of shares of RMT Partner Common Stock to which such RMT Partner DER Award relates shall be equal to the number of shares to which the unvested RMT Partner RSUs granted pursuant to Section 8.2(a) and RMT Partner Option Awards granted pursuant to Section 8.2(b) above relate, and the RMT Partner DER Award shall otherwise be subject to the same terms and conditions as the terms and conditions applicable to the corresponding Remainco DER Award immediately prior to the Closing. Remainco shall pay to any applicable Spinco Employee any unpaid but vested portion of any Remainco DER Award in cash at Closing and shall be responsible for ensuring the satisfaction of all applicable Tax payment and withholding requirements in respect thereof, including all associated payroll and employment Taxes, and for ensuring the collection and remittance of applicable Taxes to the applicable Governmental Entity.

(d)            Payment; Tax Deductions.

(i)            From and after Closing, RMT Partner shall have sole responsibility for the settlement of and/or delivery of shares of RMT Partner Common Stock or cash, as applicable, pursuant to RMT Partner equity awards (including RMT Partner RSU Awards, RMT Option Awards, RMT Partner PSU Awards and RMT Partner DER Awards held by Spinco Employees). Upon the vesting, payment or settlement, as applicable, of RMT Partner equity awards (including RMT Partner RSU Awards, RMT Option Awards, RMT Partner PSU Awards and RMT Partner DER Awards), RMT Partner shall claim any federal, state and/or local tax deductions, and Remainco shall not claim such deductions, and Spinco shall be responsible for ensuring the satisfaction of all applicable Tax payment and withholding requirements in respect thereof and for ensuring the collection and remittance of applicable Taxes to the applicable Governmental Entity.

(ii)            If either Remainco or Spinco determines in its reasonable judgment that there is a substantial likelihood that a tax deduction that was assigned to RMT Partner or Spinco pursuant to this Section 8.2 will instead be available only to Remainco (whether as a result of a determination by the IRS, a change in the Code or the regulations or guidance thereunder, or otherwise), it will notify the other party and both Parties will negotiate in good faith to resolve the issue, such that the party entitled to the deduction shall pay to the other party an amount that places the other party in a financial position equivalent to the financial position the party would have been in had the party received the deduction as intended under this Section 8.2. Such amount shall be paid within 90 days of filing the last tax return necessary to make the determination described in the preceding sentence.

Section 8.3      Cooperation. If, after the Spinco Distribution Date, Spinco or Remainco identify an administrative error in the individuals identified as holding Equity Compensation, the amount of Equity Compensation so held, the vesting level of such Equity Compensation, or any other similar error, Spinco and RMT Partner shall take such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and Spinco and RMT Partner in the position in which they would have been had the error not occurred.

Section 8.4      SEC Registration. At or promptly following Closing, RMT Partner shall have filed a registration statement on Form S-8 (or other applicable form) with respect to the RMT Partner Common Stock authorized for issuance under the awards converted pursuant to Section 8.2. The Parties mutually agree to take such additional actions as are deemed necessary or advisable to comply with securities laws and other legal requirements associated with equity compensation awards in the U.S. and affected non-U.S. jurisdictions with respect to the shares of RMT Partner Common Stock authorized for issuance under RMT Partner RSU Awards, RMT Partner Option Awards or RMT Partner PSU Awards, as applicable.

ARTICLE IX
ADDITIONAL COMPENSATION AND BENEFITS MATTERS

Section 9.1      Cash Incentive Awards. Remainco shall retain responsibility for all Liabilities, and fully perform, pay and discharge all Liabilities when such Liabilities become due, relating to any annual bonus, commission, short- and long- term cash incentive and retention bonus awards, or portion of any such incentive awards, that any Spinco Participant is eligible to receive with respect to the portion of the calendar year prior to the Spinco Distribution Date.

Section 9.2      Individual Arrangements.

(a)            Spinco Individual Arrangements. Spinco acknowledges and agrees that, on and after the Spinco Distribution Date, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the Spinco Group or Remainco Group to any Spinco Participant (including payments pursuant to the Incentive Letters).

(b)            Remainco Individual Arrangements. Remainco acknowledges and agrees that, on and after the Spinco Distribution Date, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the Spinco Group or Remainco Group to any Remainco Participant and Former Spinco Employees.

(c)            Restrictive Covenants in Employment and Other Agreements. Effective on the Spinco Distribution Date, Spinco shall be considered to be a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality, non-competition, and non-solicitation provisions) between Remainco and a Spinco Employee or a Former Spinco Employee, such that Spinco shall enjoy all the rights and benefits, in addition to Remainco, under such agreements (including rights and benefits as a third-party beneficiary), with respect to the Spinco Business. Following the Spinco Distribution Date, Remainco and its Affiliates shall not enforce against any Spinco Employee any confidentiality obligations (solely to the extent such obligations relate to the Spinco Business), or non-competition, non-solicitation or similar contractual obligations, or otherwise assert with respect to any such Spinco Employee or Spinco Entity claims that would otherwise prohibit or place conditions on any such Spinco Employee’s employment with Spinco or any of its Affiliates, or any actions taken by such Spinco Employee as an employee of Spinco or any of its Affiliates, in each case, solely to the extent such Spinco Employee is acting in furtherance of the operations or activities relating to the Spinco Business.

Section 9.3      Labor Matters.

(a)            Notwithstanding anything to the contrary in this Agreement, as of the Spinco Distribution Date, Spinco shall, or shall cause the applicable members of the Spinco Group to, assume, in accordance with their terms, each of the Spinco Labor Agreements covering Spinco Employees as of immediately prior to both the Separation and the Spinco Distribution and which continue to apply to the Spinco as a matter of Law following both the Separation and Spinco Distribution Date. For the avoidance of doubt, nothing in this Section 9.3 shall prohibit Spinco or the applicable members of the Spinco Group from amending, modifying or terminating a Spinco Labor Agreement in accordance with its terms and applicable Law.

(b)            Prior to the Spinco Distribution Date, the Parties (to the extent applicable) shall satisfy all legal or contractual requirements that may apply to them between the date of this Agreement and the Spinco Distribution Date to provide notice to, or to enter into any consultation or bargaining procedure with, any employee or any Employee Representative Body that is representing any employee, in connection with the Transactions contemplated by the Separation Agreement and/or the RMT Transaction Agreement. To the extent applicable, each Party (and each of its respective Affiliates) agrees to cooperate and use its reasonable best efforts to assist the other Party in satisfying information and consultation obligations owed to any employee or Employee Representative Body in relation to the Transactions.

Section 9.4      Section 409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a Tax under Section 409A of the Code.

ARTICLE X
INDEMNIFICATION

Section 10.1     Indemnification. All Liabilities retained or assumed by or allocated to Spinco or the Spinco Group pursuant to this Agreement (“Spinco Employee Liabilities”) shall be deemed to be “Spinco Assumed Liabilities” (as defined in the Separation Agreement) for purposes of the Separation Agreement, and all Assets retained or assumed by or allocated to Spinco or the Spinco Group pursuant to this Agreement (“Spinco Employee Assets”) shall be deemed to be “Spinco Assets” (as defined in the Separation Agreement). All Liabilities retained or assumed by or allocated to Remainco or the Remainco Group pursuant to this Agreement (“Remainco Employee Liabilities”) shall be deemed to be “Excluded Liabilities” (as defined in the Separation Agreement) for purposes of the Separation Agreement, and all Assets retained or assumed by or allocated to Remainco or the Remainco Group pursuant to this Agreement (“Remainco Employee Assets”) shall be deemed to be “Excluded Assets” (as defined in the Separation Agreement).

ARTICLE XI

RMT PARTNER

Section 11.1     Obligations of RMT Partner. Following the Closing, in accordance with Section 9.13 of the Separation Agreement, RMT Partner agrees to cause, and to take all actions to enable, Spinco and the members of the Spinco Group to adhere to each provision of this Agreement which requires an act on the part of Spinco or any member of the Spinco Group or any of its or their Affiliates to cause or enable Spinco and the Spinco Group to comply with their obligations under this Agreement. In connection with the foregoing, to the extent applicable and permitted by applicable Law, RMT Partner may satisfy any Spinco obligation to provide or establish compensation or benefits to Spinco Participants in accordance with this Agreement pursuant to a Benefit Plan sponsored or maintained by RMT Partner or any of its Subsidiaries.

ARTICLE XII
GENERAL AND ADMINISTRATIVE

Section 12.1     Sharing of Information. Remainco and Spinco (acting directly or through their respective Subsidiaries) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Spinco Benefit Plans or Remainco Benefit Plans, as applicable, to assist Spinco in obtaining its own insurance policies to provide benefits under Spinco Benefit Plans, and to determine the scope of, as well as fulfill, its obligations under this Agreement; provided, however, that, in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 11.1 in a manner that mitigates any such harm or consequence to the extent practicable, and the Parties agree to cooperate with each other and take such commercially reasonable steps as may be practicable to preserve the attorney-client privilege with respect to the disclosure of any such Information. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in Article VI of the Separation Agreement.

Section 12.2     Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Entity.

Section 12.3     No Third-Party Beneficiaries. No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Remainco Employee or Spinco Employee or other future, present, or former employee of any member of the Remainco Group or Spinco Group under any Remainco Benefit Plan or Spinco Benefit Plan or otherwise. This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any employee or former employee of Remainco or Spinco or any of their respective Subsidiaries or any beneficiary or dependent thereof) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This Section 11.3 shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision in this Agreement shall be void ab initio, thereby precluding it from having any amendatory effect. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of Remainco, Spinco or any of their respective Subsidiaries any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 12.4     Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 12.5     Access to Employees. Following the Spinco Distribution Date, Remainco and Spinco shall, or shall cause each of their respective Subsidiaries to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between any member of the Remainco Group and any member of the Spinco Group) to which any employee, director, Spinco Benefit Plan, or Remainco Benefit Plan is a party and which relates to the Spinco Benefit Plans or Remainco Benefit Plans prior to the Spinco Distribution Date.

Section 12.6     Beneficiary Designation. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations made by or relating to Spinco Participants under Remainco Benefit Plans shall be transferred to and be in full force and effect under the corresponding Spinco Benefit Plans until such beneficiary designations are replaced or revoked by, or no longer apply to, the relevant Spinco Participant.

ARTICLE XIII
MISCELLANEOUS

Section 13.1     Effect If Separation Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Spinco Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Spinco Distribution Date, or otherwise in connection with the transactions, shall not be taken or occur except to the extent specifically agreed to in writing by Spinco and Remainco and neither Party shall have any Liability to the other Party under this Agreement.

Section 13.2     Miscellaneous. Section 11.4 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), Section 11.5 (Specific Performance), Section 11.6 (Notices), Section 11.14 (Successors and Assigns) and Section 11.16 (Interpretation and Construction) of the RMT Transaction Agreement are incorporated by reference herein and are effective mutatis mutandis with respect to this Agreement as if set forth herein in their entirety.

Section 13.3    Complete Agreement; Construction. This Agreement, together with the Transaction Documents, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 13.4     Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 13.5     Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Spinco Distribution Date.

Section 13.6     Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 13.7     Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 13.8     Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Spinco Distribution Date.

Section 13.9     No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to this Agreement or Article V of the Separation Agreement).

Section 13.10     Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.11   Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 13.12     No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of this Agreement or any of the Transaction Documents).

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the date first above written.

BERRY GLOBAL GROUP, INC.

By	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Chief Legal Officer

TREASURE HOLDCO, INC.

By	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Chief Legal Officer

GLATFELTER CORPORATION

By	/s/ Thomas M. Fahnemann
Name:	Thomas M. Fahnemann
Title:	President and Chief Executive Officer

[Signature Page to Employee Matters Agreement]